Exhibit 10.1

AMENDED AND RESTATED

SPONSOR SHARES AND WARRANT SURRENDER AGREEMENT

June 22, 2020

Leo Holdings Corp.

21 Grosvenor Place

London, SW1X 7HF

United Kingdom

Re: Surrender of Shares and Warrants

Reference is made to that certain (i) Business Combination Agreement, dated as of April 23, 2020 (as it may be amended, restated or otherwise modified from time to time, the “Business Combination Agreement”) among Leo Holdings Corp., a Cayman Islands exempted company (the “Company”), Digital Media Solutions Holdings, LLC, a Delaware limited liability company (“DMS”), CEP V DMS US Blocker Company, a Delaware corporation, Prism Data, LLC, a Delaware limited liability company, CEP V-A DMS AIV Limited Partnership, a Delaware limited partnership, Clairvest Equity Partners V Limited Partnership, an Ontario, Canada limited partnership, CEP V Co-Investment Limited Partnership, a Manitoba, Canada limited partnership, Clairvest GP Manageco Inc., an Ontario corporation as a Seller Representative, and, solely for purposes of Section 1.1, Article VIII, Section 9.5(a) Section 9.14(f), Section 9.14(i), Section 9.24, Article X and Article XI (and any corresponding definitions set forth in Annex I) of the Business Combination Agreement, Leo Investors Limited Partnership, a Cayman limited partnership (“Sponsor”) and (ii) Sponsor Shares and Warrant Surrender Agreement, dated as of April 23, 2020 (the “Original Surrender Agreement”), by and among the Company, Sponsor, Lori Bush (“Bush”), Robert Bensoussan (“Bensoussan”) and Mary Minnick (“Minnick” and together with Bush and Bensoussan, the “Independent Directors”). The parties hereto desire to amend and restate the Original Surrender Agreement in its entirety as set forth in this letter agreement (this “Letter Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement.

In consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and conditional upon the Business Combination Agreement being legally binding, and with the consummation of the transactions contemplated by the Business Combination Agreement (other than those contemplated by paragraphs 1 to 3 of this Letter Agreement below) being conditions subsequent to the obligations of the parties to this Letter Agreement, the Sponsor, the Independent Directors and the Company hereby agree that:

1.	Immediately prior to, and conditioned upon, the consummation of the Domestication:

(a)    the Sponsor shall automatically irrevocably surrender and forfeit to the Company for no consideration, as a contribution to capital, 1,473,000 Class B Shares (as defined below) (“Sponsor Class B Shares”) and 2,000,000 warrants to purchase Class A ordinary shares of the Company (the “Forfeited Warrants”);

(b)    the Sponsor shall automatically irrevocably surrender and forfeit to the Company for no consideration, as a contribution to capital, an additional number of Class B Shares equal to (i)(A) the quotient of the Aggregate Lion Subscription Amount (as defined below) divided by (B) the Closing Date Market Capitalization multiplied by (ii) 3,437,000 (such number of Class B Shares the “Additional Sponsor Class B Shares”). “Closing Date Market Capitalization” as used in the foregoing means an amount equal to (1) the total number of issued and outstanding shares of Surviving Company Class A Common Stock on the date of the Closing multiplied by (2) the opening price per share of Surviving Company Class A Common Stock on the date of the Closing. “Aggregate Lion Subscription Amount” as used in the foregoing means an amount equal to the sum of the “Aggregate Subscription Amount” as set forth in (x) the Subscription Agreement, dated as of January 31, 2020, by and between the Company and Lion Capital (Guernsey) Bridgeco Limited, as may be amended and (y) the Subscription Agreement, dated as of February 5, 2020, by and between the Company and Lion Capital (Guernsey) Bridgeco Limited, as may be amended.

(c)    Bush shall automatically irrevocably surrender and forfeit to the Company for no consideration, as a contribution to capital, 9,000 Class B Shares (“Bush Class B Shares”);

(d)    Bensoussan shall automatically irrevocably surrender and forfeit to the Company for no consideration, as a contribution to capital, 9,000 Class B Shares (“Bensoussan Class B Shares”);

(e)    Minnick shall automatically irrevocably surrender and forfeit to the Company for no consideration, as a contribution to capital, 9,000 Class B Shares (“Minnick Class B Shares” and together with the Sponsor Class B Shares, Additional Sponsor Class B Shares, the Bush Class B Shares and the Bensoussan Class B Shares, the “Forfeited Securities”); and

(f)    the Forfeited Securities and the Forfeited Warrants shall be automatically and immediately cancelled.

2.

Immediately following, and conditioned upon the consummation of the transactions described in paragraph 1 above, but prior to the Domestication, the Sponsor and each Independent Director hereby, automatically and without any further action by the Sponsor, the Independent Directors or the Company, irrevocably waives any adjustment to the conversion ratio set forth in Article 17 of the Leo Governing Documents and any rights to other anti-dilution protections with respect to the rate that all of the Class B ordinary shares of the Company (“Class B Shares”) held by Sponsor and such Independent Director convert into Class A ordinary shares of the Company (“Class A Shares”) in connection with the PIPE Investment and the transactions contemplated by the Business Combination Agreement.

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3.

Accordingly, following and conditioned upon the consummation of the transactions described in paragraphs 1 and 2 above, the Company, at any time when, in accordance with Article 17 of the Leo Governing Documents or the Surviving Company Certificate of Incorporation (as defined in the Business Combination Agreement) it issues Class A Shares or Surviving Company Class A Common Stock (as defined in the Business Combination Agreement), as applicable, to holders of Class B Shares, shall not issue to Sponsor or any of the Independent Directors any Class A Shares or Surviving Company Class A Common Stock, as applicable, with respect to their respective Class B Shares at a ratio that is greater than one-for-one.

4.	The Sponsor hereby represents and warrants to the Company as of the date hereof as follows:

(i)	The Sponsor owns free and clear of all Encumbrances 4,910,000 Class B Shares.

(ii)    There are no voting trusts, proxies, partnership or other Contracts with a limited partner or general partner of the Sponsor, investors’ rights Contracts, right of first refusal or co-sale Contracts, or registration rights Contracts or other agreements or understandings to which the Sponsor is bound, in each case with respect to voting of any equity interest of the Sponsor.

(iii)    The Sponsor has all requisite power and authority to execute and deliver this Letter Agreement and to consummate the transactions contemplated hereby and to perform all of its obligations hereunder. The execution and delivery of this Letter Agreement have been, and the consummation of the transactions contemplated hereby has been, duly authorized by all requisite action by the Sponsor. This Letter Agreement has been duly and validly executed and delivered by the Sponsor and, assuming this Letter Agreement has been duly authorized, executed and delivered by the other parties hereto, this Letter Agreement constitutes, and upon its execution will constitute, a legal, valid and binding obligation of the Sponsor enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.

5.	Each Independent Director, severally and not jointly, hereby represents and warrants to the Company as of the date hereof as follows:

(i)	Each Independent Director owns free and clear of all Encumbrances 30,000 Class B Shares.

(ii)    There are no voting trusts, proxies, partnership or other Contracts with another Person, investors’ rights Contracts, right of first refusal or co-sale Contracts, or registration rights Contracts or other agreements or understandings to which such Independent Director is bound, in each case with respect to voting of any equity interest of such Independent Director.

(iii)    Such Independent Director has all requisite power and authority to execute and deliver this Letter Agreement and to consummate the transactions contemplated hereby and to perform all of his or her obligations hereunder. This Letter Agreement has been duly and validly executed and delivered by such Independent Director and, assuming this Letter Agreement has been duly authorized, executed and delivered by the other parties hereto, this Letter Agreement constitutes, and upon its execution will constitute, a legal, valid and binding obligation of such Independent Director enforceable against him or her in accordance with its terms, subject to the Enforceability Exceptions.

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6.

Sections 12.3, 12.4, 12.5, 12.6, 12.7, 12.9, 12.10, 12.11 and 12.12 of the Business Combination Agreement are incorporated by reference herein and shall apply hereto mutatis mutandis. DMS shall be an express third-party beneficiary to this Letter Agreement, and shall be entitled to the rights and benefits hereunder and may enforce the provisions hereof as if it were a party hereto other than with respect to Section 1(b) of this Letter Agreement. This Letter Agreement shall terminate, and have no further force and effect, if the transactions contemplated by the Business Combination Agreement are not consummated or the Business Combination Agreement is validly terminated in accordance with its terms prior to the Closing. This Letter Agreement may be executed in two (2) or more counterparts (including by electronic means), all of which shall be considered one and the same agreement and shall become effective when signed by each of the parties and delivered to the other party, it being understood that the parties need not sign the same counterpart.

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Please indicate your agreement to the terms of this Letter Agreement by signing where indicated below.

LEO INVESTORS LIMITED PARTNERSHIP

By:	Leo Investors General Partner Limited
Its:	General Partner

By:	/s/ Simon Brown
Name:	Simon Brown
Title:	Director

Please indicate your agreement to the terms of this Letter Agreement by signing where indicated below.

/s/ Lori Bush
Lori Bush

Please indicate your agreement to the terms of this Letter Agreement by signing where indicated below.

/s/ Robert Bensoussan
Robert Bensoussan

Please indicate your agreement to the terms of this Letter Agreement by signing where indicated below.

/s/ Mary Minnick
Mary Minnick

Accepted and Agreed:

LEO HOLDINGS CORP.

By:	/s/ Lyndon Lea
Name:	Lyndon Lea
Title:	Chairman and Chief Executive Officer